Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place,

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE
Michael J. Monahan (651) 250-2809
Andrew C. Hedberg (651) 250-2185

ECOLAB SECOND QUARTER REPORTED DILUTED EPS $1.01

ADJUSTED DILUTED EPS $1.13, +5%

MAINTAINS FULL YEAR 2017 ADJUSTED DILUTED EPS FORECAST OF $4.70 TO $4.90

SECOND QUARTER HIGHLIGHTS:

•	Reported diluted EPS $1.01, +16%.
•	Adjusted diluted EPS $1.13, +5%, excluding special gains and charges and discrete tax items.
•	Improved acquisition adjusted fixed currency sales growth of 4% with all segments growing.
•

Improved sales gains, new product innovation and cost savings offset higher delivered product costs (which included an unfavorable $0.04 per share year-on-year currency hedge comparison). Interest/taxes/shares benefited the earnings per share gain.

2017 FORECAST:

•

2017 adjusted diluted EPS forecast of $4.70 to $4.90, +8% to 12%, as improving volume growth and pricing across all segments overcome delivered product cost headwinds (including the year-on-year currency hedge) which are expected to diminish in the second half.

	Second Quarter Ended June 30
	Reported			Adjusted *
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2017	2016	Change	2017	2016	Change
Net sales	$ 3,462.7	$ 3,317.2	4%	$ 3,462.7	$ 3,317.2	4%
Operating income	439.0	412.5	6%	500.2	500.6	0%
Net income attributable to Ecolab	296.6	258.4	15%	332.5	319.3	4%
Diluted earnings per share	$ 1.01	$ 0.87	16%	$ 1.13	$ 1.08	5%

				Adjusted *
	Fixed Currency Rates *		%	Fixed Currency Rates		%
	2017	2016	Change	2017	2016	Change
Net sales	$ 3,438.6	$ 3,264.2	5%	$ 3,438.6	$ 3,264.2	5%
Operating income	435.1	405.6	7%	496.3	493.7	1%

*  See “Non-GAAP Financial Information” section of this release for further discussion

ST. PAUL, Minn., August 1, 2017: New business gains, better pricing, and product innovation drove improved sales growth in the second quarter, and along with cost efficiencies, offset higher delivered product costs.  An expected lower tax rate, lower interest expense and fewer shares benefited results, yielding a 5% increase in second quarter 2017 adjusted diluted earnings per share.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman and Chief Executive Officer said, “Our business is improving and we remain positioned to deliver good results for the year.  Second quarter results were as expected, with our Institutional, Industrial and Other segments showing continued sales acceleration and our Energy segment sales moved to growth.  Our operating income was virtually flat with last year as all of our good work driving sales, pricing and cost savings were largely offset by higher delivered product costs including a currency hedging headwind.

“We will shift this equation in our direction as the year progresses.  We already have solid new business and pricing momentum across all of our segments.  In addition, we expect delivered product costs including hedging to be less of a year-on-year headwind in the second half.

“In total, we forecast a strong second half delivering a good 2017, and expect to exit the year with excellent momentum moving into 2018.  We are committed to delivering superior results for our customers and shareholders, and continue to invest in the best opportunities to drive future growth.”

Second Quarter 2017 Consolidated Results

Ecolab's second quarter reported sales increased 4% and fixed currency sales increased 5%. Acquisition adjusted fixed currency sales increased 4% when compared to the prior year.

Second quarter 2017 reported operating income rose 6%; fixed currency operating income increased 7%.  Both reported second quarter 2017 and 2016 results include special gains and charges. Excluding special gains and charges, second quarter 2017 adjusted operating income was flat. Excluding special gains and charges and at fixed currency rates, adjusted fixed currency operating income increased 1%. Volume growth, pricing, and cost savings initiatives more than offset higher delivered product costs (which included a $0.04 per share unfavorable currency hedge year-on-year comparison, representing a 4 percentage point negative impact to EPS growth) and investments in the business during the quarter.

Second quarter 2017 reported net income attributable to Ecolab increased 15% and reported diluted earnings per share increased 16%. Excluding special gains and charges and discrete tax items, adjusted net income attributable to Ecolab increased 4% and adjusted diluted earnings per share rose 5% when compared against second quarter 2016. Currency translation had an unfavorable $0.01 per share impact on second quarter 2017 adjusted diluted earnings per share.

The reported income tax rate for the second quarter of 2017 was 21.4%, compared with the reported rate of 24.1% in the second quarter of 2016. The decrease in our reported tax rate was driven primarily by discrete tax items, which included an $11 million ($0.04 per share) tax benefit resulting from excess tax benefits on share-based compensation. Excluding the tax rate impact of the special gains and charges and discrete tax items, the adjusted tax rate was 24.2% in the second quarter of 2017 and compared with 25.5% for the same period last year. The decrease in our adjusted tax rate was primarily driven by global tax planning strategies.

Ecolab reacquired 1.2 million shares of its common stock during the second quarter of 2017. The reacquired shares included 0.3 million shares acquired as part of a final settlement to the accelerated share repurchase program initiated during the first quarter.

Second Quarter 2017 Segment Review

Global Industrial

(unaudited)	Second Quarter Ended June 30			Acq. Adj.
(millions)	2017	2016	% Change	% Change

Fixed currency
Sales	$ 1,209.8	$ 1,170.8	3%	3%
Operating income	167.5	174.5	(4)%	(4)%
Operating income margin	13.8%	14.9%
Acq. adj. operating income margin	13.9%	14.9%

Public currency
Sales	$ 1,223.0	$ 1,196.7	2%
Operating income	170.1	178.5	(5)%

Global Industrial acquisition adjusted fixed currency sales rose 3%, led by Water. Asia Pacific and North America led the Global Industrial regional sales growth. Acquisition adjusted fixed currency operating income declined 4% as pricing and sales volume gains were more than offset by higher delivered product costs (which include an unfavorable currency hedge year-on-year comparison); results also reflect the comparison to a strong quarter last year.

Global Institutional

(unaudited)	Second Quarter Ended June 30			Acq. Adj.
(millions)	2017	2016	% Change	% Change

Fixed currency
Sales	$ 1,221.1	$ 1,128.4	8%	3%
Operating income	259.8	243.0	7%	3%
Operating income margin	21.3%	21.5%
Acq. adj. operating income margin	21.6%	21.7%

Public currency
Sales	$ 1,226.1	$ 1,144.3	7%
Operating income	260.1	245.2	6%

Global Institutional acquisition adjusted fixed currency sales grew 3%, led by Specialty and Healthcare. Sales for the segment showed good growth in North America and Latin America. Acquisition adjusted fixed currency operating income rose 3% as pricing and sales volume gains more than offset innovation and customer investments and higher delivered product costs (which include an unfavorable currency hedge year-on-year comparison).

Global Energy

(unaudited)	Second Quarter Ended June 30			Acq. Adj.
(millions)	2017	2016	% Change	% Change

Fixed currency
Sales	$ 792.4	$ 762.8	4%	5%
Operating income	73.4	79.7	(8)%	(4)%
Operating income margin	9.3%	10.4%
Acq. adj. operating income margin	9.2%	10.0%

Public currency
Sales	$ 797.4	$ 771.1	3%
Operating income	74.4	80.3	(7)%

Global Energy acquisition adjusted fixed currency sales increased 5%, as strong growth in the well stimulation business and modest gains in the downstream business more than offset a modest decline in our production business. Acquisition adjusted fixed currency operating income decreased 4%, as volume gains and the benefits from cost reduction actions were more than offset by higher delivered product costs (which include an unfavorable currency hedge year-on-year comparison), a rebuild of compensation reductions made in 2016 and lower pricing.

Other

(unaudited)	Second Quarter Ended June 30			Acq. Adj.
(millions)	2017	2016	% Change	% Change

Fixed currency
Sales	$ 215.3	$ 202.2	6%	6%
Operating income	37.0	38.2	(3)%	(3)%
Operating income margin	17.2%	18.9%
Acq. adj. operating income margin	17.2%	18.9%

Public currency
Sales	$ 216.2	$ 205.1	5%
Operating income	37.1	38.9	(5)%

The Other segment fixed currency sales increased 6% led by Pest Elimination. Sales for the segment showed good growth in North America. Fixed currency operating income decreased 3% as pricing and sales volume gains were offset by field investments.

Corporate

Corporate segment expense includes amortization expense of $41 million and $42 million in the second quarter of 2017 and 2016, respectively, related to the Nalco merger intangible assets.

Corporate segment also includes net special charges of $61 million ($46 million after tax). During the second quarter of 2017 in order to streamline operations, we undertook restructuring and other cost-saving actions resulting in charges of $33 million ($25 million after tax). We also incurred net charges of $16 million ($10 million after tax) associated with Anios and Swisher acquisition and integration costs, an $11 million ($10 million after tax) charge associated with a Global Energy vendor contract termination, and legal and other charges. These charges were partially offset by $11 million of discrete excess tax benefits, and the U.S. dollar cash recovery of intercompany receivables written off during the 2015 deconsolidation of our Venezuelan subsidiaries.

Special gains and charges for the second quarter of 2016 were $88 million ($57 million after-tax).

Business Outlook

2017

Ecolab expects full year 2017 adjusted diluted earnings per share in the $4.70 to $4.90 range, rising 8% to 12%. We expect the second half of the year to show better earnings growth comparisons than the first half.

When compared with our 2016 performance, we expect improved acquisition adjusted fixed currency sales growth in our Global Institutional, Global Industrial and Other segments with increased Global Energy segment sales. We anticipate a slightly lower adjusted gross margin as pricing and cost efficiency actions are offset by higher delivered product costs (which included an unfavorable currency hedge year-on-year comparison in the first half), with a similar selling, general and administrative (“SG&A”) ratio to sales, lower interest expense and a slightly improved adjusted tax rate versus 2016.

Adjusted diluted earnings per share do not reflect the net impact of future special gains and charges or discrete tax items, which are expected to be a net charge of $0.08 for the full year. We expect full year special charges related to restructuring, acquisition and integration, and other charges to be a net charge of approximately $0.22 per share. Discrete tax items are expected to be favorable, resulting from excess tax benefits on share-based compensation. The benefit from stock compensation (which is subject to variations in the stock price and the timing of stock option exercises) is estimated to be $0.12 to $0.16 per share for the full year 2017.  Other than the discrete tax items and special gains and charges previously noted, we are not forecasting other such amounts as they are not currently quantifiable.

At current rates of exchange, we expect foreign currency translation to have a neutral impact on diluted earnings per share.

Our detailed outlook for the full year of 2017 is as follows:

Adjusted Gross Margin, excluding special gains and charges	47% to 48%
SG&A % of Sales	approx. 32%
Interest expense, net	approx. $245 million
Adjusted tax rate	24% to 25%
Noncontrolling interest	approx. $0.05
Adjusted EPS, excluding special gains and charges	$4.70 to $4.90
Diluted shares	approx. 294 million

Reported 2016 diluted earnings per share of $4.14 included special gains and charges and discrete tax items. Excluding these items, 2016 adjusted diluted earnings per share were $4.37.

2017 — Third Quarter

Ecolab expects third quarter 2017 adjusted diluted earnings per share in the $1.36 to $1.44 range, rising 6% to 13% compared with adjusted diluted earnings per share of $1.28 a year ago.

We expect improved acquisition adjusted fixed currency sales growth in all our segments. Higher delivered product costs are expected to have a continued impact in the quarter, particularly in the Global Industrial and Global Energy segments. Global Energy will also reflect the rebuilding of compensation reduced in 2016’s cost reduction actions which, when combined with the higher delivered product costs, is expected to yield lower Global Energy operating income than last year’s third quarter.  We expect consolidated gross margins to be slightly lower than last year, with similar SG&A ratio to sales, lower interest expense and a slightly improved adjusted tax rate versus 2016.

We expect third quarter special charges related to restructuring and acquisition and integration charges to be approximately $0.02 per share. Discrete tax items are expected to be favorable resulting from excess tax benefits on share-based compensation. The benefit from stock compensation (which is subject to variations in the stock price and the timing of stock option exercises) is estimated to be $0.01 to $0.02 per share in the third quarter. Other than the discrete tax items and special gains and charges previously noted, we are not forecasting other such amounts as they are not currently quantifiable.

At current rates of exchange, we expect foreign currency to have a neutral impact on diluted earnings per share.

Our detailed outlook for the third quarter of 2017 is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 48%
SG&A % of Sales	31% to 32%
Interest expense, net	approx. $60 million
Adjusted tax rate	23% to 24%
Noncontrolling interest	approx. $0.00
Adjusted EPS, excluding special gains and charges	$1.36 to $1.44
Diluted shares	approx. 293 million

Reported third quarter 2016 diluted earnings per share of $1.27 included special gains and charges and discrete tax items. Excluding these items, third quarter 2016 adjusted diluted earnings per share were $1.28.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2016 sales of $13 billion and 48,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the second quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or another compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including forecasted 2017 third quarter and full-year financial and business results, including sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted tax rate, noncontrolling interest, adjusted diluted earnings per share and diluted shares outstanding, pricing, delivered product costs, energy market conditions, foreign currency, and special gains and charges and quantifiable discrete tax items. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives; potential information technology infrastructure failures and cybersecurity attacks; exposure to global economic, political and legal risks related to our international operations including with respect to our operations in Russia; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; changes in tax law and unanticipated tax liabilities; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•	fixed currency sales
•	acquisition adjusted fixed currency sales
•	adjusted cost of sales
•	adjusted gross margin
•	fixed currency operating income
•	fixed currency operating income margin
•	adjusted operating income
•	adjusted fixed currency operating income
•	adjusted fixed currency operating income margin

•	acquisition adjusted fixed currency operating income
•	acquisition adjusted fixed currency operating income margin
•	adjusted tax rate
•	adjusted net income attributable to Ecolab
•	adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin and operating income exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2017. We also provide our segment results based on public currency rates for informational purposes.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

 (unaudited)

	Second Quarter Ended			Six Months Ended
	June 30%			June 30%
(millions, except per share)	2017	2016	Change	2017	2016	Change

Net sales	$ 3,462.7	$ 3,317.2	4%	$ 6,624.3	$ 6,414.6	3%
Cost of sales (1)	1,871.6	1,785.2	5%	3,563.1	3,416.6	4%
Selling, general and administrative expenses	1,115.3	1,093.3	2%	2,205.9	2,181.5	1%
Special (gains) and charges (1)	36.8	26.2		43.0	32.5
Operating income	439.0	412.5	6%	812.3	784.0	4%
Interest expense, net	59.6	65.3	(9)%	122.1	131.4	(7)%
Income before income taxes	379.4	347.2	9%	690.2	652.6	6%
Provision for income taxes	81.3	83.6	(3)%	135.3	157.0	(14)%
Net income including noncontrolling interest	298.1	263.6	13%	554.9	495.6	12%
Net income attributable to noncontrolling interest (1)	1.5	5.2		4.8	6.4
Net income attributable to Ecolab	$ 296.6	$ 258.4	15%	$ 550.1	$ 489.2	12%

Earnings attributable to Ecolab per common share
Basic	$ 1.03	$ 0.88	17%	$ 1.90	$ 1.67	14%
Diluted	$ 1.01	$ 0.87	16%	$ 1.87	$ 1.64	14%

Weighted-average common shares outstanding
Basic	289.8	292.4	(1)%	290.2	293.4	(1)%
Diluted	294.1	296.5	(1)%	294.6	297.5	(1)%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

	Second Quarter Ended			Six Months Ended
	June 30			June 30
(millions)	2017	2016		2017	2016

Cost of sales
Restructuring activities	$ 2.2	$ 0.9		$ 2.2	$ 0.9
Acquisition and integration costs	11.1	-		12.6	-
Energy related charges	-	51.0		-	51.0
Other	11.1	10.0		11.1	10.0
Subtotal	24.4	61.9		25.9	61.9

Special (gains) and charges
Restructuring activities	30.8	(2.1)		30.5	0.9
Acquisition and integration costs	4.6	1.0		10.9	3.3
Energy related charges	-	12.6		-	12.6
Venezuela related gain	(5.3)	(7.8)		(5.3)	(7.8)
Other	6.7	22.5		6.9	23.5
Subtotal	36.8	26.2		43.0	32.5

Total special (gains) and charges	$ 61.2	$ 88.1		$ 68.9	$ 94.4

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

 (unaudited)

	Second Quarter Ended June 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2017	2016	Change	2017	2016	Change
Net Sales
Global Industrial	$ 1,209.8	$ 1,170.8	3%	$ 1,223.0	$ 1,196.7	2%
Global Institutional	1,221.1	1,128.4	8%	1,226.1	1,144.3	7%
Global Energy	792.4	762.8	4%	797.4	771.1	3%
Other	215.3	202.2	6%	216.2	205.1	5%
Subtotal at fixed currency rates	3,438.6	3,264.2	5%	3,462.7	3,317.2	4%
Currency impact	24.1	53.0	*	-	-	*
Consolidated reported GAAP net sales	$ 3,462.7	$ 3,317.2	4%	$ 3,462.7	$ 3,317.2	4%

Operating Income
Global Industrial	$ 167.5	$ 174.5	(4)%	$ 170.1	$ 178.5	(5)%
Global Institutional	259.8	243.0	7%	260.1	245.2	6%
Global Energy	73.4	79.7	(8)%	74.4	80.3	(7)%
Other	37.0	38.2	(3)%	37.1	38.9	(5)%
Corporate	(102.6)	(129.8)	*	(102.7)	(130.4)	*
Subtotal at fixed currency rates	435.1	405.6	7%	439.0	412.5	6%
Currency impact	3.9	6.9	*	-	-	*
Consolidated reported GAAP operating income	$ 439.0	$ 412.5	6%	$ 439.0	$ 412.5	6%

	Six Months Ended June 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2017	2016	Change	2017	2016	Change
Net Sales
Global Industrial	$ 2,338.4	$ 2,266.3	3%	$ 2,352.5	$ 2,297.4	2%
Global Institutional	2,299.2	2,165.8	6%	2,303.4	2,185.3	5%
Global Energy	1,549.4	1,534.4	1%	1,555.3	1,538.4	1%
Other	412.1	388.9	6%	413.1	393.5	5%
Subtotal at fixed currency rates	6,599.1	6,355.4	4%	6,624.3	6,414.6	3%
Currency impact	25.2	59.2	*	-	-	*
Consolidated	$ 6,624.3	$ 6,414.6	3%	$ 6,624.3	$ 6,414.6	3%

Operating Income
Global Industrial	$ 294.5	$ 306.0	(4)%	$ 297.5	$ 311.9	(5)%
Global Institutional	451.9	435.7	4%	452.2	438.6	3%
Global Energy	146.4	142.3	3%	147.6	143.1	3%
Other	66.9	67.8	(1)%	67.1	69.0	(3)%
Corporate	(152.0)	(177.9)	*	(152.1)	(178.6)	*
Subtotal at fixed currency rates	807.7	773.9	4%	812.3	784.0	4%
Currency impact	4.6	10.1	*	-	-	*
Consolidated	$ 812.3	$ 784.0	4%	$ 812.3	$ 784.0	4%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	June 30	December 31	June 30
(millions)	2017	2016	2016
Assets
Current assets
Cash and cash equivalents	$ 260.7	$ 327.4	$ 167.4
Accounts receivable, net	2,446.8	2,341.2	2,318.0
Inventories	1,469.8	1,319.4	1,331.7
Other current assets	354.8	291.4	278.3
Total current assets	4,532.1	4,279.4	4,095.4

Property, plant and equipment, net	3,497.4	3,365.0	3,257.3
Goodwill	7,003.8	6,383.0	6,504.4
Other intangible assets, net	4,061.6	3,817.8	3,978.3
Other assets	428.5	485.0	389.2
Total assets	$ 19,523.4	$ 18,330.2	$ 18,224.6

Liabilities and Equity
Current liabilities
Short-term debt	$ 1,770.6	$ 541.3	$ 1,749.9
Accounts payable	1,123.6	983.2	977.8
Compensation and benefits	445.4	516.3	459.9
Income taxes	53.0	87.4	86.6
Other current liabilities	925.8	891.2	964.2
Total current liabilities	4,318.4	3,019.4	4,238.4

Long-term debt	5,909.3	6,145.7	5,097.0
Postretirement health care and pension benefits	1,040.1	1,019.2	968.4
Deferred income taxes	1,028.7	970.2	1,023.4
Other liabilities	238.2	204.8	227.8
Total liabilities	12,534.7	11,359.3	11,555.0

Equity
Common stock	354.1	352.6	351.6
Additional paid-in capital	5,375.5	5,270.8	5,181.1
Retained earnings	7,312.6	6,975.0	6,444.6
Accumulated other comprehensive loss	(1,643.9)	(1,712.9)	(1,492.7)
Treasury stock	(4,478.6)	(3,984.4)	(3,884.1)
Total Ecolab shareholders’ equity	6,919.7	6,901.1	6,600.5
Noncontrolling interest	69.0	69.8	69.1
Total equity	6,988.7	6,970.9	6,669.6
Total liabilities and equity	$ 19,523.4	$ 18,330.2	$ 18,224.6

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
(millions, except percent and per share)	2017	2016	2017	2016

Net sales
Reported GAAP net sales	$ 3,462.7	$ 3,317.2	$ 6,624.3	$ 6,414.6
Effect of foreign currency translation	(24.1)	(53.0)	(25.2)	(59.2)
Non-GAAP fixed currency sales	$ 3,438.6	$ 3,264.2	$ 6,599.1	$ 6,355.4

Cost of sales
Reported GAAP cost of sales	$ 1,871.6	$ 1,785.2	$ 3,563.1	$ 3,416.6
Special (gains) and charges	24.4	61.9	25.9	61.9
Non-GAAP cost of sales	$ 1,847.2	$ 1,723.3	$ 3,537.2	$ 3,354.7

Gross margin
Reported GAAP gross margin	45.9%	46.2%	46.2%	46.7%
Non-GAAP adjusted gross margin	46.7%	48.0%	46.6%	47.7%

Operating income
Reported GAAP operating income	$ 439.0	$ 412.5	$ 812.3	$ 784.0
Effect of foreign currency translation	(3.9)	(6.9)	(4.6)	(10.1)
Non-GAAP fixed currency operating income	$ 435.1	$ 405.6	$ 807.7	$ 773.9

Reported GAAP operating income	$ 439.0	$ 412.5	$ 812.3	$ 784.0
Special (gains) and charges	61.2	88.1	68.9	94.4
Non-GAAP adjusted operating income	500.2	500.6	881.2	878.4
Effect of foreign currency translation	(3.9)	(6.9)	(4.6)	(10.1)
Non-GAAP adjusted fixed currency operating income	$ 496.3	$ 493.7	$ 876.6	$ 868.3

Operating income margin
Reported GAAP operating income margin	12.7%	12.4%	12.3%	12.2%
Non-GAAP adjusted fixed currency operating income margin	14.4%	15.1%	13.3%	13.7%

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 296.6	$ 258.4	$ 550.1	$ 489.2
Special (gains) and charges, after tax	45.6	57.0	50.8	61.4
Discrete tax net expense (benefit)	(9.7)	3.9	(32.5)	(0.9)
Non-GAAP adjusted net income attributable to Ecolab	$ 332.5	$ 319.3	$ 568.4	$ 549.7

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.01	$ 0.87	$ 1.87	$ 1.64
Special (gains) and charges, after tax	0.16	0.19	0.17	0.21
Discrete tax net expense (benefit)	(0.03)	0.01	(0.11)	0.00
Non-GAAP adjusted diluted EPS	$ 1.13	$ 1.08	$ 1.93	$ 1.85

Provision for Income Taxes
Reported GAAP tax rate	21.4%	24.1%	19.6%	24.1%
Special gains and charges	0.6	2.3	0.6	1.4
Discrete tax items	2.2	(0.9)	4.3	0.1
Non-GAAP adjusted tax rate	24.2%	25.5%	24.5%	25.6%

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2016	2016	2016	2016	2016	2016	2016
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 0.87	$ 1.64	$ 1.27	$ 2.91	$ 1.24	$ 4.14
Adjustments:
Special (gains) and charges (1)	0.01	0.19	0.21	0.00	0.20	0.01	0.21
Discrete tax expense (benefits) (2)	(0.02)	0.01	(0.00)	0.02	0.01	0.00	0.01
Adjusted diluted earnings per share (Non-GAAP)	$ 0.77	$ 1.08	$ 1.85	$ 1.28	$ 3.12	$ 1.25	$ 4.37

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2017	2017	2017	2017	2017	2017	2017
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.86	$ 1.01	$ 1.87
Adjustments:
Special (gains) and charges (3)	0.02	0.16	0.17
Discrete tax expense (benefits) (4)	(0.08)	(0.03)	(0.11)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.13	$ 1.93

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2016 included restructuring charges of $1.8 million, net of tax in the first quarter, and gains related to restructuring of  $1.9 million, $7.2 million, $3.5 million net of tax, in the second, third and fourth quarters, respectively. Special (gains) and charges for 2016 also included a charge of $42.9 million and $7.1 million net of tax, during the second and fourth quarters, respectively, associated with the downturn in the global energy market. Special (gains) and charges for 2016 also included a charge of $6.3 million, net of tax, during the second quarter related to other fixed asset impairments and inventory charges. Special (gains) and charges for 2016 also included a gain of $4.6 million, net of tax, during the fourth quarter of 2016, related to inventory cost policy harmonization efforts, initiated in 2015. Special (gains) and charges for 2016 also included a gain of $4.9 million, net of tax, during the second quarter related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2016 also included $2.6 million, $14.6 million, $6.6 million and $2.6 million, net of tax, in the first, second, third and fourth quarters, respectively, related to other charges, including litigation related charges.

(2) The first quarter 2016 discrete tax items net benefits of $4.8 million were driven primarily by the release of reserves for uncertain tax positions due to expiration of statute of limitations in non-U.S. jurisdictions. The second quarter 2016 discrete tax items net expenses of $3.9 million were driven by individually insignificant items, including adjustments to deferred tax asset and liability positions. The third quarter 2016 discrete tax items net expenses of $4.5 million were driven primarily by recognizing adjustments from filing our 2015 U.S. federal income tax return, partially offset by settlement of international tax matters and remeasurement of certain deferred tax assets and liabilities resulting from the application of an updated tax rate in an international jurisdiction. The fourth quarter discrete tax items net expenses of $0.3 million were driven by individually insignificant items, including tax charges related to optimizing our business structure and settlement of international tax matters, partially offset by valuation allowance releases and other adjustments.

(3) Special (gains) and charges for 2017 included acquisition and integration costs of $5.3 million, and $10.0 million, net of tax, in the first and second quarters, respectively. Special (gains) and charges for 2017 also included restructuring gains of $0.2 million, and charges of $24.5 million, net of tax, in the first and second quarters, respectively. Special (gains) and charges for 2017 also included a gain of $3.3 million, net of tax, during the second quarter related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for the second quarter of 2017 also included charges of $14.4 million, net of tax, related to a Global Energy vendor contract termination and litigation charges.

(4) The first quarter 2017 discrete tax benefits of $22.8 million were driven primarily by $16.0 million tax benefit associated with the accounting for stock compensation excess tax benefits.  The remaining $6.8 million discrete tax benefits were driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions.   The second quarter 2017 discrete tax items net benefits of $9.7 million were driven primarily by a $10.8 million tax benefit associated with the accounting for stock compensation for excess tax benefits. $1.1 million discrete tax expense was driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions.